As filed with the Securities and Exchange Commission on November 29, 2011.

Registration No. 333-178080

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

______________________

FORM S3/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PRE-EFFECTIVE AMENDMENT NO. 1

_______________________

CINCINNATI FINANCIAL CORPORATION

(Exact name of registrant in its charter)

Ohio

31-0746871

(State or other jurisdiction of

(I.R.S. Employer identification number)

incorporation or organization)

Cincinnati Financial Corporation

6200 S. Gilmore Road

Fairfield, Ohio 45014

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices.)

Lisa A. Love, Esq.

Sr. Vice President, General Counsel

and Corporate Secretary

Cincinnati Financial Corporation

6200 S. Gilmore Road

Fairfield, Ohio 45014

(address, including zip code, and telephone number, including area code, of agent for service)

Agent’s telephone number, including area code: 513-870-2288

Copies to:

Lisa A. Love, Esq. Sr. Vice President, General Counsel & Corporate Secretary Cincinnati Financial Corporation 6200 S. Gilmore Road Fairfield, Ohio 45014 513-870-2288	Charles F. Hertlein, Jr. Dinsmore & Shohl LLP 255 East Fifth Street, Suite 1900 Cincinnati, Ohio 45202 513-977-8200

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement

_______________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a posteffective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]

Accelerated filer [ ]

Non-accelerated filer [ ]

(do not check if a smaller reporting company)

Smaller reporting company [ ]

________________________

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such dates as the Commission, acting pursuant to said section 8(a), may determine.

PROSPECTUS

Cincinnati Financial Corporation

Shareholder Investment Plan

The Shareholder Investment Plan (plan) of Cincinnati Financial Corporation (the company) is a Direct Purchase and Dividend Reinvestment Plan that provides participants with a convenient and economical method for new investors to make an initial investment in shares of the company’s common stock and for existing investors to increase their holdings of our common stock.

Participation in the plan is open to any registered holder of common stock and to any person who becomes a registered holder of common stock by enrolling in the plan and either making an initial investment of at least $25 or authorizing automatic monthly cash investments of at least $25. Beneficial owners of common stock whose only shares are registered in names other than their own (for example, held in street name in a brokerage account) are not eligible until they become stockholders of record either by withdrawing the shares from their brokerage account and registering the shares in their own name or by enrolling in the plan in the same manner as a non-stockholder.

Participants in the plan must elect to have at least 10 percent of the cash dividends paid on their shares of common stock automatically reinvested in additional shares of common stock, and may elect to have up to 100 percent of such dividends reinvested. Participants may also purchase additional shares of common stock by making optional cash investments according to the provisions of the plan. Shareholders who choose not to participate in the plan will continue to receive cash dividends on shares of common stock registered in their name, as declared, by check or direct deposit.

In the event that any shareholder who previously participated in the plan elects not to reinvest the required 10 percent of dividends received on stock subject to the plan, such shareholder will not be entitled to participate in the plan thereafter and shares will be moved out of the plan to a book entry position. The company will determine the timing of the transfer from the plan to a book entry position. Any fractional shares will be sold.

Shares of common stock purchased by participants in the plan may be treasury or new issue common stock or, at the company’s option, common stock may be purchased in the open market or in negotiated transactions. Treasury or new issue common stock is purchased from the company at the market price on the applicable investment date. The price of common stock purchased in the open market or in negotiated transactions is the weighted average price at which the shares are actually purchased. This prospectus relates to 6,160,000 shares of common stock. The common stock is listed on the NASDAQ Global Select Market under the ticker symbol CINF.

A complete description of the plan begins on page 5 of this prospectus.

This prospectus includes business and financial information about the company that is not included in or delivered with this prospectus. This information is available to you without charge upon written or oral request. See “Where you can find more information.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of this prospectus before participating in the Cincinnati Financial Corporation Shareholder Investment Plan.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 29, 2011.

Table of Contents

About This Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2
About Cincinnati Financial Corporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3
Safe Harbor Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3
Direct Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5
About The Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	5
Other Plan Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
Stock Dividends and Stock Splits. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
Dividend and Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
Voting of Plan Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	14
Modification or Termination of the Plan. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	15
Denial or Termination of Participation by Cincinnati Financial . . . . . . . . . . . . . . . . . . . .	15
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	15
Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	15
Cincinnati Financial’s SEC Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	15
Information Incorporated by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16
Documents Available Without Charge From Cincinnati Financial . . . . . . . . . . . . . . . . . . .	16
Use Of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16
Certain Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	16
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	17

About This Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any person to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any information that we incorporate by reference into this prospectus. If anyone provides you with different or additional information, you should not rely on it.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus nor any sale made under this prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

Except as otherwise indicated or required by the context, all references in this prospectus to “Cincinnati Financial” the “company,” “we,” us” and “our” are to Cincinnati Financial Corporation and its subsidiaries.

All references in this prospectus to “$” are to United States dollars.

Trademarks and servicemarks in this prospectus are set forth in capital letters and are owned or licensed by us or our subsidiaries.

About Cincinnati Financial Corporation

We are an Ohio corporation formed in 1968. Our lead subsidiary, The Cincinnati Insurance Company, was founded in 1950 to market property casualty insurance, our main business. Our headquarters is located at 6200 S. Gilmore Road, Fairfield, Ohio 45014. Our telephone number at that location is 513-870-2000. At year-end 2010, we had a total of 4,060 associates, including 2,838 headquarters associates providing support to 1,222 field associates.

Cincinnati Financial Corporation owns 100 percent of three subsidiaries: The Cincinnati Insurance Company, CSU Producer Resources Inc., and CFC Investment Company. In addition, the parent company has an investment portfolio, owns the headquarters building and is responsible for corporate borrowings and shareholder dividends. The Cincinnati Insurance Company owns 100 percent of our four insurance subsidiaries.

In addition to The Cincinnati Insurance Company, our standard market property casualty insurance group includes subsidiaries The Cincinnati Casualty Company and The Cincinnati Indemnity Company. This group markets a broad range of business, homeowner and auto policies in 39 states. Other subsidiaries of The Cincinnati Insurance Company include The Cincinnati Life Insurance Company, which markets life insurance policies, disability income policies and annuities, and The Cincinnati Specialty Underwriters Insurance Company, which began offering excess and surplus lines insurance products in January 2008.

The two other subsidiaries of Cincinnati Financial are CSU Producer Resources Inc., which offers insurance brokerage services to our independent agencies so their clients can access our excess and surplus lines insurance products and CFC Investment Company, which offers commercial leasing and financing services to our agents, their clients and other customers.

We provide a more detailed description of our business and important factors that could affect our financial performance in our Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission (SEC) and incorporated by reference herein. Our filings with the Securities and Exchange Commission are available, free of charge, on our website, www.cinfin.com, as soon as possible after they have been filed with the SEC. These filings include our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, Current

Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. In the following pages we reference various websites. These websites, including our own, are not incorporated by reference in this prospectus. See “Where you May Find More Information.”

Risk Factors

An investment in the common stock involves risks. Before deciding whether to purchase any shares of common stock, you should consider the risks discussed below or elsewhere in this prospectus, including those set forth under the heading “Cautionary Statement Regarding Forward-Looking Statements,” and in our filings with the SEC that we have incorporated by reference in this prospectus.

Any of the risks discussed below or elsewhere in this prospectus or in our SEC filings incorporated by reference, and other risks we have not anticipated or discussed, could have a material impact on our business, financial condition or results of operations. In that case, the trading price of the common stock could decline substantially.

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell any shares of the common stock when you want or at prices you find attractive.

The price of our common stock on the NASDAQ Global Select Market constantly changes. We expect that the market price of our common stock will continue to fluctuate.

In addition, the stock markets from time to time experience price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies and that may be extreme. These fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Future sales of our common stock or equity-related securities in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

In the future, we may sell additional shares of our common stock to raise capital. In addition, shares of our common stock are reserved for issuance on the exercise of stock options, the vesting of restricted stock units and other various instruments. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common stock. Sales of significant amounts of the common stock or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of the common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. Future sales of shares of our common stock or the availability of shares of our common stock for future sale could adversely affect the trading price of our common stock.

You should also carefully consider the additional risks and uncertainties described in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010, as well as our other public filings, which additional risks are incorporated by reference in this prospectus.

Safe Harbor Statement

This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2010 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 24.

Factors that could cause or contribute to such differences include, but are not limited to:

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Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

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Increased frequency and/or severity of claims

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Inadequate estimates or assumptions used for critical accounting estimates

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Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

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Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

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Events, such as the credit crisis, followed by prolonged periods of economic instability or recession, that lead to:

○

Significant or prolonged decline in the value of a particular security or group of securities and impairment of the asset(s)

○

Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

○

Significant rise in losses from surety and director and officer policies written for financial institutions

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Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

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Increased competition that could result in a significant reduction in the company’s premium volume

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Delays in adoption and implementation of underwriting and pricing methods that could increase our pricing accuracy, underwriting profit and competitiveness

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Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

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Inability to obtain adequate reinsurance on acceptable terms, amount of reinsurance purchased, financial strength of reinsurers and the potential for non-payment or delay in payment by reinsurers

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Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

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Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

○

Downgrades of the company’s financial strength ratings

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Concerns that doing business with the company is too difficult

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Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

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Delays or inadequacies in the development, implementation, performance and benefits of technology projects and enhancements

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Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

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Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

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Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

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Add assessments for guaranty funds, other insurance related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

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Increase our provision for federal income taxes due to changes in tax law

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Increase our other expenses

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Limit our ability to set fair, adequate and reasonable rates

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Place us at a disadvantage in the marketplace

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Restrict our ability to execute our business model, including the way we compensate agents

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Adverse outcomes from litigation or administrative proceedings

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Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

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Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

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Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location

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Difficulties with technology or data security breaches that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

Further, the company’s insurance businesses are subject to the effects of changing social, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.

Direct Registration

We are eligible to participate in the Direct Registration System (DRS). DRS is a method of recording shares of stock in book-entry form. Book entry means that your shares are registered in your name on our books without the need for physical certificates and are held separately from any plan shares you may own. Shares held in book-entry form have all the traditional rights and privileges as shares held in certificate form. With DRS you can:

•	eliminate the risk and cost of storing certificates in a secure place

•	eliminate the cost associated with replacing lost, stolen, or destroyed certificates

•	move shares electronically to a broker or to other registered accounts.

Any future share transactions will be issued in book-entry form rather than physical certificates unless you specify otherwise. You may convert any stock certificate(s) you are currently holding into book-entry form by sending the stock certificate(s) to Shareholder Services at Cincinnati Financial Corporation with a request to deposit them to your DRS account or your plan account. There is no cost to you for this custodial service and by doing so you will be relieved of the responsibility for loss or theft of your certificate(s). Your certificate(s) should not be endorsed, and we recommend sending your certificate(s) registered mail, insured for 3 percent of the current market value of the shares.

You may choose to have a portion or all of your book-entry or plan shares delivered directly to your broker by contacting your broker/dealer. When using your broker to facilitate a share movement, please provide the broker with a copy of your DRS account statement.

About the Plan

1. What is the Cincinnati Financial Corporation Shareholder Investment Plan?

The Cincinnati Financial Corporation Shareholder Investment Plan is a direct stock purchase and dividend reinvestment plan that enables new investors to make an initial investment in our common stock and existing investors to increase their holdings of our common stock. Participants can purchase our common stock with optional cash investments and cash dividends. By participating in the plan, you authorize the use of your cash dividends on common stock for the purchase of additional shares of common stock.

2. Who is the transfer agent for Cincinnati Financial Corporation?

Cincinnati Financial Corporation is its own transfer agent. Our Shareholder Services department is the company’s stock transfer and dividend disbursing agent and administrator of our Shareholder Investment Plan.

3. What features does the plan offer?

●

Initial investment/Enrollment (page 6). If you are not currently a shareholder, you can make an initial investment in our common stock, starting with as little as $25.

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Purchase/Optional cash investments (page 7). You can increase your holdings of our common stock through optional cash investments of $25 or more, up to $10,000 per month. You can make optional cash investments by check, one-time electronic funds withdrawal from your bank account, or by authorizing automatic monthly deductions from your bank checking or savings account. To take advantage of the automatic feature, your financial institution must be a member of the Automated Clearing House (ACH).

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Automatic dividend reinvestment (page 8). You can also increase your holdings of our common stock through automatic reinvestment of your cash dividends. In order to participate in the plan, you must elect to reinvest at least 10 percent of the dividends paid on any plan shares. You can elect to reinvest a (i) higher percentage of your dividends or (ii) the greater of a set dollar amount or at least 10 percent of each dividend paid on the plan shares.

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Automated transactions (page 10). You can execute many of your plan transactions online at www.cinfin.com.

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Share safekeeping (page 11). You can deposit your common stock certificates for safekeeping in the plan or a DRS account with Shareholder Services.

The minimum optional cash investment may be different for associates of the company who elect to use payroll deduction.

Refer to Question 8 below for details about fees charged for these transactions and services.

4. Who is the plan administrator and what does the plan administrator do?

Cincinnati Financial Corporation’s Shareholder Services department is the plan administrator. As plan administrator, Shareholder Services may forward participants’ funds to the broker/dealer for open market purchases. Shareholder Services also keeps account records, sends account statements to participants and performs other administrative duties related to the plan.

Shareholder Services is responsible for purchasing and selling Cincinnati Financial common stock for participants’ plan accounts, including the selection of the broker or dealer through which plan transactions are made. Neither Cincinnati Financial nor the Shareholder Services department has any control over the times or prices at which the broker/dealer purchases or sells our common stock in the open market.

5. How do I enroll in the plan if I am already a Cincinnati Financial Corporation shareholder?

If you are a Cincinnati Financial shareholder of record – that is, your shares are registered in your name, not your broker’s or bank’s name – you can enroll online (see Question 16 below) or by completing and returning the Shareholder Application Form.

6. How do I enroll if I am not currently a Cincinnati Financial shareholder?

If you do not currently have any Cincinnati Financial common stock registered in your name, you can enroll online (see Question 15 below) or by completing and returning the Shareholder Application Form. When you enroll, you will be required to make an initial investment of at least $25 (but not more than $10,000), or authorize automatic monthly bank withdrawals of at least $25 each. If making your initial investment by check, your check for your initial investment and account setup fee should be made payable to Cincinnati Financial Corporation Shareholder Investment Plan (CFC Shareholder Investment Plan) in United States funds drawn on a United States bank.

7. How do I enroll if my shares are held other than in my name?

If your Cincinnati Financial shares are registered in the name of a bank, broker or other nominee, simply arrange for the bank, broker or other nominee to register in your name the number of shares of our common stock that you want to include in the plan. You can then enroll as a shareholder of record, as described above. Alternatively, if you do not want to re-register your shares, you can enroll in the plan in the same way as someone who is not currently a Cincinnati Financial shareholder, as described above. This will create a registered account in addition to your brokerage/bank account.

8. What are the fees associated with participation?

Initial Enrollment	No fee

Stock Purchases/Optional Cash Investments
• transaction fee	No fee
• brokerage commission	As charged by broker, included in cost

Dividend Reinvestment
• transaction fee	No fee
• brokerage commission	As charged by broker, included in cost

Stock Sales
• transaction fee	$10.00 per sale
• brokerage commission	As charged by broker, included in cost

Returned Checks and Rejected Electronic Bank Withdrawals	$25.00 per item

Prior-Year Duplicate Statements	First request (one statement/year):no fee
Subsequent requests/years: $15.00 per statement year.

Any brokerage charges incurred on sales and purchases are passed through to participants and are reflected in the price per share purchased/sold. Current brokerage charges on sales and purchases are approximately $0.08/share but are subject to change at any time without prior notice.

Fee structure and payment setup may be different for associates of the company.

We can change the fee structure of the plan at any time. We will give you notice of any fee changes prior to the changes becoming effective.

Transaction fees and brokerage commissions are deducted from sale proceeds.

9. What are my options for additional cash investments?

You can make optional cash investments at any time by check or by automatic bank withdrawals from a designated United States bank account. Each investment, except as indicated below, can be for as little as $25. Your total investment for any calendar month is limited to $10,000, and any calendar year is limited to $120,000.

Check. If you are not currently a registered shareholder of our common stock, you may make your initial investment via check. The minimum investment amount is $25.

To make an investment by check, complete and return a Shareholder Application Form together with your payment. Your check must be made payable to Cincinnati Financial Corporation Shareholder Investment Plan (CFC Shareholder Investment Plan), in United States funds, and drawn on a United States bank. Shareholder Services must receive your payment at least two business days prior to an investment date; otherwise, your payment is invested on the next investment date. No interest is paid on your payment pending its investment in our common stock.

Electronic Investment – One-Time Transaction. If you are not currently a registered shareholder of our common stock, you may make your initial investment via a one-time, automatic debit from a designated United States bank account at a qualified financial institution. The minimum investment amount is $25. To authorize a one-time electronic investment, complete the appropriate section of the Enrollment Form and return it to Shareholder Service with a voided blank check for a checking account or the bank-designated routing number and your savings account number for a savings account. Indicate on the form if the account is a checking or savings account. This electronic debit (withdrawal) is processed as soon as practicable after the completed form is received in Shareholder Services.

Automatic Electronic Investments – Recurring Monthly. You can also make investments by automatic monthly debit from a designated United States checking or savings account at a qualified financial institution. Your account will be debited on or about the 20th day of each month or, if that day is not a business day, the next business day. The funds will be invested on the next investment date after your account is debited. To authorize automatic investments, complete the appropriate section of the Shareholder Application Form and return it to Shareholder Services with a voided blank check for a checking account or the bank-designated routing number and your savings account number for a savings account. If you have established automated privileges, you can also authorize automatic monthly investments online (see Question 14 below). Your automatic monthly investment will begin as soon as practicable after Shareholder Services receives your completed form.

If your available credits to the plan do not purchase an exact number of full shares, a fractional share will be credited to your account.

Forms are available for printing on the company website at www.cinfin.com or may be obtained by contacting Shareholder Services (shareholder_inquiries@cinfin.com or 513-870-2639). Wherever available, associates of the company may use payroll deduction to purchase shares. The Associate Payroll Authorization Form must be initiated through “Self Service” on the company’s intranet, CFCNet. To change any aspect of your payroll deduction selection, sign into Associate Gateway and submit the appropriate change.

You can change the amount of your monthly investment or stop your monthly investment altogether by completing a Shareholder Application Form and returning it to Shareholder Services or, if you have established automated privileges, by going online (see Question 14 below). Your change or termination request must be received at least 15 business days prior to an investment date for the change to be effective for that investment date. You may obtain the return of any cash investment upon request received by Shareholder Services on or before the second business day prior to the date on which it is to be invested.

Refer to Question 13 below for a discussion of optional cash investment dates.

No interest is paid on your payment pending its investment in our common stock. If any optional cash investment, whether by check or automatic withdrawal, is returned for any reason, Shareholder Services will remove from your account any shares purchased upon prior credit of such funds and sell these shares. Shareholder Services may sell other shares in the account to cover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred.

Please note, by enrolling and participating in direct investments as part of this plan, you must also agree to automatically reinvest 10 percent of any dividends on the plan shares.

10. What are my dividend reinvestment options?

The reinvestment option you elect applies to all of your shares of Cincinnati Financial common stock – whether held in certificate form, in direct registration (DRS) or in the plan. The requirement that you reinvest at least 10 percent of dividends applies only to plan shares. You are not required to reinvest dividends for shares held outside of the plan, whether in certificate form or by direct registration.

•	Full Dividend Reinvestment. Shareholder Services reinvests in additional shares of our common stock the full amount of cash dividends paid on all your shares of common stock.

•

Partial Dividend Reinvestment. Shareholder Services reinvests in additional shares of our common stock a specified percentage of at least 10 percent, or set dollar amount (provided that it must be the greater of 10 percent of the dividends or such dollar amount) of cash dividends paid on all your shares of Cincinnati Financial common stock in the plan. Any cash dividends not reinvested are paid to you by check or direct deposit. To authorize direct deposit, please complete the appropriate section of the Enrollment or Shareholder Application Form and a Direct Deposit Authorization Form.

If you elect not to have any of your cash dividends reinvested, your plan shares are moved out of the plan to a book entry position in your DRS account and any fractional share is sold and the proceeds distributed to you. DRS is a securities industry initiative that provides for electronic direct registration of securities on our books, in your existing company account and allows shares to be transferred between the company and your broker electronically.

You may change your reinvestment option at any time by going online, or sending written notice to Shareholder Services by mail or by fax (see Questions 15 and 22 below). Notices received on or before a dividend record date are effective for that cash dividend. Notices received after a dividend record date are not effective until after that cash dividend has been paid.

11. Do I have all shareholder rights on shares purchased for me in the plan?

Yes. For all shares of our common stock that you purchase under the plan, you receive all stock splits and stock dividends that any of our shareholders receive. In addition, you are permitted to vote all shares of common stock that you hold in the plan as of proxy record date.

12. When are dividends paid?

Historically, Cincinnati Financial has paid dividends on the 15th or next business day of April, July, October and January to shareholders of record around the 20th day of March, June, September and December, respectively. The dividend payment date and dividend record dates are determined by our board of directors and vary slightly from year to year. In addition, the dividend payment date and dividend record dates may change more significantly in the future. To reinvest your cash dividends, Shareholder Services must receive your Shareholder Application Form authorizing dividend reinvestment on or before the dividend record date.

The payment of dividends on our common stock is at the discretion of the company’s Board of Directors. There is no guarantee that Cincinnati Financial will pay dividends in the future. The timing and amount of future dividends, if any, will depend on earnings, cash requirements, the financial condition of Cincinnati Financial and its subsidiaries, applicable government regulations and other factors deemed relevant by the Cincinnati Financial Board of Directors.

13. When does Shareholder Services purchase shares?

Optional Cash Investments. Optional cash investments are made on:

•	Friday of each week or, if the NASDAQ Global Select Market is not open on Friday, the next business day the market is open, or

•

dividend payment date or, if the NASDAQ Global Select Market is not open on the dividend payment date, the next business day the market is open, when the purchase request is received in the same week a dividend is paid.

Dividend Reinvestment. Cash dividends are reinvested on the applicable dividend payment date or, if the NASDAQ Global Select Market is not open on the dividend payment date, the next business day the market is open.

Shares are purchased and sold for the plan on specified dates or during specified periods. As a result, you do not have any control over the price at which shares are purchased or sold for your account, and you may pay a higher purchase price or receive a lower sales price than if you had purchased or sold the shares outside of the plan. You bear the risk of fluctuations in the price of our common stock. No interest is paid on funds held by the plan administrator pending their investment. All optional cash investments, including the initial cash investment, are subject to collection by Shareholder Services of the full face value in United States funds.

14. How does Shareholder Services buy the shares?

Shareholder Services may purchase our common stock from Cincinnati Financial or use an independent broker/dealer to buy the shares in the open market or in negotiated transactions. Cincinnati Financial determines the method.

15. At what price does the Shareholder Services purchase the shares?

Open Market Purchases. If the shares are purchased in the open market or in a negotiated transaction, your purchase price is the weighted average purchase price per share for all shares purchased for that investment date. The broker/dealer purchases shares as soon as practicable, and in no event more than five business days, after the applicable investment date.

Purchases from Cincinnati Financial. If the shares are purchased from Cincinnati Financial, your purchase price is the closing price of our common stock on the NASDAQ Global Select Market for that investment date. If the NASDAQ Global Select Market is closed on that date, then the price is the closing price of our common stock on the NASDAQ Global Select Market for the next business day the market is open.

Shareholder Services may commingle your funds with those of other participants for purposes of forwarding purchase orders to the independent broker/dealer. Also, purchase and sale orders for the same investment date may be offset, forwarding to the broker/dealer the net purchase or sale requirement. Because the prices at which shares are purchased under the plan are beyond your control, you may lose any advantage otherwise available from being able to select the timing of your investment.

Shareholder Services maintains control over the times when and the prices at which it purchases or sells shares of common stock for the plan. Each day the administrator purchases common shares for the plan is an “investment date.”

16. May I enroll, view my account information and execute transactions online?

Shareholder Services maintains an Internet website at www.cinfin.com that allows you to enroll online; to view your account balance, recent plan transactions and other helpful information; and to update your personal information. Once you have enrolled, you can also:

•	enroll in the plan or change your dividend reinvestment option (for example, from full to partial reinvestment);

•

sell some or all of the shares of our common stock credited to your account under the plan if the then current market value of the shares of our common stock to be sold is $1,000 or less (if the market value of the shares of our common stock to be sold is greater than $1,000, the request must be submitted to Shareholder Services in writing with your signature guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program ); or

•	terminate your participation in the plan.

Certain restrictions may apply. Please contact Shareholder Services with questions concerning your Internet privileges.

17. Will I receive a statement of my account?

Yes. Shareholder Services reports the number of shares you hold in the account, the shares for which any dividends are reinvested, dividends paid to you, a history of the transactions during the period and fees paid. These statements are your record of the cost basis of your transactions and should be kept for tax purposes. An account statement will be sent to you at least annually and, at the discretion of the company, as soon as practicable after each quarterly dividend reinvestment and after each optional cash investment, any transfer, sale or withdrawal of plan shares. You may also request a statement to be mailed to you.

Participants can also enroll in online access at www.cinfin.com. Once enrolled, participants may then view transactions and statements online. All notices, statements and reports are sent to your last known address. Many states have enacted abandoned property laws that may require the company, the custodian or the agent to remit to the state all stock and dividends held in the plan accounts for which the owner cannot be located. Accordingly, you should promptly notify Shareholder Services of any change of address.

18. Will I receive stock certificates for my plan shares?

Each share purchase is credited to your plan account. Your account statement shows the number of shares of our common stock, including any fractional share, credited to your account. You do not receive a certificate for your plan shares unless you request one. You can request a certificate by submitting your request in writing to Shareholder Services (see Question 23 below for the mailing address). Certificates for fractional shares are never issued.

19. Can I deposit share certificates for safekeeping?

You can at any time, including when you first enroll, deposit Cincinnati Financial common stock certificates registered in your name with Shareholder Services for safekeeping, at no cost to you. To use this service, you must send your certificates to Shareholder Services with a properly completed Certificate Safekeeping Form. Shares represented by certificates that you deposit are included in book entry form in your plan account and thereafter are treated as if acquired under the plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited in your plan account. If your shares are currently registered in street or other nominee name and you wish to participate in the plan, you may be able to electronically transfer these shares from your existing account to a plan account by contacting your broker.

Please do not endorse your certificates. You are strongly urged to send your certificates by certified or registered mail, insuring them for 3 percent of the current market value of the common stock represented by the certificates. Regardless of the method used, you bear the full risk of loss if the certificates are lost or stolen.

20. Can I transfer my plan shares to someone else?

You can transfer your plan shares to a plan account of another person, subject to compliance with any applicable laws. If the person to whom the shares are gifted or transferred is not a plan participant, Shareholder Services automatically opens an account for the person and enrolls him or her in the plan. To transfer shares to someone not already participating in the plan, simply execute a Stock Transfer Form and return it to Shareholder Services. Your signature on the Stock Transfer Form must be guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program. If the transferee is not already a registered shareholder or a plan participant, the donor may make a reinvestment election for the transferee at the time of the transfer. If the donor does not make a reinvestment election, then full dividend reinvestment is assumed for all the transferred shares. You can obtain a Stock Transfer Form online at www.cinfin.com or by contacting Shareholder Services at shareholder_inquiries@cinfin.com or by phone at 513-870-2639. If you request to transfer all shares in your plan account between a dividend record date and payable date, your transfer request is processed but your plan account is not terminated. You may receive additional dividend reinvestment shares, which requires you to submit a written request to transfer the additional shares.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless certificates representing the shares have been issued , or by completing the Stock Transfer Form.

21. How do I sell my plan shares?

You can sell some or all of your plan shares by submitting the appropriate information on a Sale/Certificate Withdrawal Form or by submitting a written request to the Shareholder Services. If the current market value of the shares of Cincinnati Financial common stock you want to sell is $1,000 or less, and you have previously established automated privileges, you can sell the shares online (see Question 15 above).

•

Shareholder Services may match or offset your sale order against one or more purchase orders of other plan participants. If your sale order is offset against purchase orders, your sale proceeds are based on the weighted average price at which the net purchase order is filled.

•

If Shareholder Services does not offset your order, they may direct a broker/dealer to execute the order on your behalf in the open market or in a negotiated transaction. The broker/dealer may sell plan shares of our common stock to Cincinnati Financial. If the broker/dealer executes your order in the open market or in a negotiated transaction, the proceeds are based on the weighted average price at which the shares are sold.

After settlement of the sale, Shareholder Services sends you a check for the proceeds of the sale, net of brokerage commissions and transaction fees (if applicable) charged or, if you choose, you may have your proceeds, minus brokerage commissions and transaction fees directly deposited to your bank account. Refer to Question 8 above for a discussion of brokerage commissions and transaction fees.

If you submit a Sale/Certificate Withdrawal Form from your account statement to sell all or part of your plan shares, and you are requesting the net proceeds be automatically deposited to a bank checking or savings account, you must provide a voided blank check for a checking account. If you are unable to provide a voided check, your written request must have your signature(s) guaranteed by a financial institution that is a member of a recognized Medallion signature guarantee program. Requests for automatic deposit of net sale proceeds that do not provide the required documentation will not be honored and a check for the net proceeds will be issued.

The price of our common stock fluctuates on a daily basis. The price may rise or fall after you submit your request to sell and prior to the ultimate sale of your shares. The price risk is borne solely by you. You cannot revoke your request to sell once it is made.

22. Can I leave the plan at any time?

Yes. You can close your plan account by completing and returning a Sale/Certificate Withdrawal Form or by sending a written request to Shareholder Services that includes the name of the plan and your account number. If you have previously established automated privileges, you can terminate your participation in the plan online at www.cinfin.com. If you have authorized automatic monthly bank withdrawals, Shareholder Services must receive your request at least two business days before the next scheduled investment date to ensure that the request is effective for that investment date. If your request to terminate from the plan is received on or after a dividend record date but before the dividend payment date, your termination is processed as soon as practicable, and a separate dividend check is mailed to you.

If you prefer to transfer your shares to your brokerage account, contact your broker to request the transfer using the Direct Registration System.

Upon termination of your participation in the plan, unless you request on a Sale/Certificate Withdrawal Form that some or all of your plan shares be sold, Shareholder Services converts your full plan shares into direct registration and issues you a check, minus brokerage commissions and transaction fees, for any fractional share. If you use the Sale/Certificate Withdrawal Form to request that the broker/dealer sell some or all of your plan shares on your behalf, after settlement of the sale, Shareholder Services sends you a check in the amount of the net proceeds of the sale (plus the market value of any fractional plan share) and converts any whole plan shares not sold into direct registration. Refer to Question 20 above for a discussion of how plan shares are sold and Question 8 above for a discussion of brokerage commissions and transaction fees. A request to terminate participation in the plan is also treated as a request to cease any direct debits authorized.

After termination, you can re-enroll in the plan online or by submitting a new Shareholder Application Form and complying with all other enrollment procedures. To minimize unnecessary plan administrative costs and to encourage use of the plan as a long-term investment vehicle, Cincinnati Financial reserves the right to deny participation in the plan to previous participants who Cincinnati Financial or Shareholder Services believes have been excessive in their enrollment and termination.

The company reserves the right to terminate your participation in the plan if your plan account balance falls below one whole share of common stock for a period of six months or more. If the company terminates your participation for this reason, you receive a check for your fractional share in the same manner as if you had chosen to close your account in the plan.

23. How do I contact the Shareholder Services department?

By mail: Cincinnati Financial Corporation Shareholder Services P.O. Box 145496 Cincinnati, Ohio 45250-5496	For overnight delivery: Cincinnati Financial Corporation Shareholder Services 6200 South Gilmore Rd Fairfield, OH 45014-5141

By telephone: 513-870-2639	By Fax: 513-870-2988

Internet: shareholder_inquiries@cinfin.com

24. What are the U.S. federal income tax consequences of participating in the plan?

The following is a brief summary of some of the principal U.S. federal income tax considerations applicable, as of the date of this prospectus, to participation in the plan.

In general, participants in the plan have the same U.S. federal income tax consequences with respect to dividends as shareholders not participating in the plan. You are treated for U.S. federal income tax purposes as having received on each dividend payment date with respect to shares of Cincinnati Financial common stock held for you, a dividend equal to the full amount of the cash dividends payable on both the shares of our common stock registered in your own name and the Cincinnati Financial common stock held through the plan, even though the amount of dividends reinvested is not actually received in cash but is instead applied to the purchase of our common stock for your account under the plan. In addition, the Internal Revenue Service has ruled that the amount of brokerage commissions paid by us on your behalf (where plan common stock is purchased on the open market) is to be treated as a distribution to you which is subject to income tax in the same manner as dividends. The sum of those amounts becomes your cost basis for those shares of our common stock.

Your statement of account under the plan shows the price per share to you of our common stock purchased with reinvested dividends. That price, which includes the brokerage commissions paid by us on your behalf on purchase under the plan of shares of our common stock, is the federal income tax cost basis to you of shares of our common stock acquired under the plan. Your statement of account also shows the date on which the shares of common stock purchased under the plan were credited to your account. Your holding period for our common stock purchased under the plan generally begins on the date following the date on which those shares of our common stock are credited to your plan account.

You receive an annual statement summarizing all the transactions in your account for that year. The year-end statement includes an Information Return summarizing dividend paid (1099-DIV) to you during the year. If applicable, you also receive an Information Return summarizing proceeds from sales transactions during the prior year (1099-B) or an Information Return for dividends paid on non-U.S. accounts (1042-S). Shareholder Services must provide copies of these Information Returns to the U.S. Internal Revenue Service. Although the company makes efforts to assist plan participants by providing periodic statements and other reports, plan participants have the ultimate responsibility for maintaining your own records for tax and other purposes.

Information forms (Forms 1099-DIV) are mailed to plan participants each year and set forth the taxable dividends and brokerage commissions reportable for U.S. federal income tax purposes. These dividends and brokerage commissions must be reported on your federal income tax return.

Reinvested dividends are not subject to withholding unless (1) you fail to give your Social Security or tax identification number to us, (2) the Internal Revenue Service notifies us that you are subject to tax withholding, or (3) you fail to certify, under penalties of perjury, that you are not subject to backup withholding if such certification is required. If you are a shareholder whose dividends are subject to tax withholding, we apply toward the purchase of our common stock under the plan an amount equal to the dividends being reinvested less the amount of tax required to be withheld. Your statement of account under the plan indicates the amount of tax withheld.

You do not recognize any taxable income upon receipt of a certificate for whole shares of common stock credited to your account under the plan, whether upon request for such a certificate, upon termination of your participation in the plan or upon termination of the plan. However, you may recognize a gain or loss upon receipt of a cash payment for whole shares of Cincinnati Financial common stock or a fractional common share credited to your account under the plan when that account is terminated by you, when shares of our common stock credited to your account under the plan are sold or when the plan is terminated. A gain or loss may also be recognized upon your disposition of the Cincinnati Financial common stock received from the plan. The amount of any such gain or loss is the difference between the amount received for the whole or fractional shares of our common stock and the cost basis of the Cincinnati Financial common stock. Generally, gain or loss recognized on the disposition of shares of our common stock acquired under the plan is treated for U.S. federal income tax purposes as a capital gain or loss and is long-term capital gain or loss if, as of the date of such disposition, the holding period with respect to the shares of Cincinnati Financial common stock sold exceeds one year.

The discussion above is a summary of the important United States federal income tax consequences of your participation in the plan. The summary is based on the Internal Revenue Code of 1986, as amended, United States Treasury Regulations, administrative rulings and court decisions, in effect as of the date of this prospectus, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of your participation in the plan. For example, it does not address any state, local or foreign tax consequences of your participation. You should consult your own tax adviser about the tax consequences of your participation in the plan.

Other Plan Information

Stock Dividends and Stock Splits. Stock dividends or split shares issued by Cincinnati Financial on plan shares are credited to your account. Stock dividends or split shares issued with respect to your certificated or direct registration shares are handled in the same manner as for shareholders who are not participating in the plan. Cash dividends paid on the shares issued as stock dividends or stock splits are processed in accordance with the dividend reinvestment option then elected. If Shareholder Services receives, between the record date and payable date for a stock distribution, a request for plan termination or a request to sell plan shares, the request is not processed until the stock distribution is credited to your account.

Dividend and Voting Rights. Dividend and voting rights of shares purchased under the plan commence upon settlement of the transaction, which normally is three business days after purchase. Shares purchased on or within two business days prior to a dividend record date are considered “ex-dividend” and therefore not entitled to payment of that dividend.

Voting of Plan Shares. Each shareholder entitled to vote at a meeting of shareholders is sent proxy materials before the meeting. You are encouraged to read the proxy statement carefully. You may vote online or by phone or by returning the signed, dated proxy material. The proxies will vote the shares in accordance with your instructions.

Limitation of Liability. In administering the plan, neither Cincinnati Financial, Shareholder Services nor any broker/dealer selected by Shareholder Services to execute purchases and sales on behalf of plan participants will be liable for any good faith act or good faith omission to act, including but not limited to any claim of liability (1) arising out of the failure to terminate a participant’s account upon such participant’s death prior to receipt of a notice in writing of such death from a duly authorized representative of the estate, (2) with respect to the prices or times at which our common stock is purchased or sold, or (3) as to the value of the Cincinnati Financial common stock acquired for participants.

Shareholder Services is acting solely as the agent of Cincinnati Financial and owes no duties, fiduciary or otherwise, to any other person by reason of the plan, and no implied duties, fiduciary or otherwise, will be read into the status of Shareholder Services under the plan. Shareholder Services undertakes to perform such duties and only such duties as are expressly described in this prospectus to be performed by it, and no implied covenants or obligations will be read into the plan against the Shareholder Services or Cincinnati Financial.

In the absence of negligence or willful misconduct on its part, Shareholder Services, whether acting directly or through agents or attorneys, will not be liable for any action taken, suffered or omitted, or for any error of judgment made by it, in the performance of its duties under the plan. In no event will Shareholder Services be liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, lost profit), even if they have been advised of the likelihood of such loss or damage and regardless of the form of action.

Shareholder Services will not be required to make and will make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own. In addition, they will not be obligated to take any legal action under the plan that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity.

Shareholder Services will not be responsible or liable for any failure or delay in the performance of its obligations under the plan arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that they will use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Shareholder Services is authorized to choose a registered broker/dealer, including a broker/dealer affiliated with the Cincinnati Financial, at its sole discretion to facilitate purchases and sales of our common stock by plan participants. Shareholder Services will furnish the name of the registered broker/dealer, including any affiliated broker/dealer, utilized in common share transactions within a reasonable time upon written request from a plan participant.

Modification or Termination of the Plan. Cincinnati Financial can suspend, modify or terminate the plan at any time in whole or in part or with respect to participants in certain jurisdictions. Notice of any suspension, material modification or termination will be sent to all affected participants.

Denial or Termination of Participation by Cincinnati Financial. Shareholder Services may terminate your participation in the plan if you do not own at least one full share in your name or held through the plan or in the event that you have not elected to reinvest at least 10 percent of all dividends on your plan shares in common shares of the company. Cincinnati Financial also reserves the right to deny, modify, suspend or terminate participation in the plan by otherwise eligible persons to the extent Cincinnati Financial deems it advisable or necessary in its discretion to comply with applicable laws or to eliminate practices that are not consistent with the purposes of the plan. Participants whose participation in the plan is terminated will have your full plan shares converted to direct registration and will receive a check less any service fees and broker commissions for any fractional plan share.

Where You Can Find More Information

Registration Statement

We have filed an amended registration statement on Form S-3/A to register with the Securities and Exchange Commission the shares of our common stock to be offered for purchase by plan participants. This prospectus is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about us and our common stock. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Cincinnati Financial’s SEC Filings

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet via the Investors section of the Cincinnati Financial website at www.cinfin.com and at the SEC’s website at www.sec.gov. You can also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1800SEC0330 for more information on the operation of the Public Reference Room.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC. This means that we can satisfy our disclosure obligations to you by referring you to SEC documents that contain this information. Information contained in a document that is incorporated by reference is considered part of this prospectus. Information contained in documents that we file with the SEC after the date of this prospectus may update or supersede information in this prospectus and information in documents incorporated by reference.

This prospectus incorporates by reference the Cincinnati Financial SEC documents (or portions of them) set forth below (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated). All of the documents were filed under SEC File No. 1-4171.

• •	Annual Report on Form 10-K for the year ended December 31, 2010, Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011, June 30, 2011 and March 31, 2011,

•

Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 4, 2011, October 27, 2011, October 11, 2011, September 21, 2011, September 7, 2011, August 26, 2011, June 17, 2011, May 4, 2011, and April 25, 2011, and

•

All other documents filed by the company pursuant to Sections 13(a), 13(c) 14, or 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, unless otherwise indicated in those document) (i) subsequent to the date of the initial registration statement and prior to the effectiveness of the registration statement, and (ii) subsequent to the date of the effectiveness of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered through this plan have been sold or which deregisters all securities then remaining unsold shall be deemed to be a part of this plan document from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this plan document shall be deemed to be modified or suspended for purposes of the registration statement or this prospectus to the extent that a statement contained in any subsequent prospectus or prospectus supplement or in any document subsequently filed with the SEC which also is or is deemed to be incorporated by reference in this document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement or this prospectus. All documents incorporated by reference into the Form S-3 of which this prospectus is a part are also incorporated by reference, unless the information in them is superseded by a later filing.

Documents Available Without Charge from Cincinnati Financial

Cincinnati Financial will provide, without charge, copies of any report incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling Cincinnati Financial as follows:

Cincinnati Financial Corporation

Investor Relations

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Information on the Internet website of Cincinnati Financial or any subsidiary of Cincinnati Financial is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

Use of Proceeds

We receive proceeds from purchases of our common stock through the plan only if the purchases are made directly from us rather than by the broker/dealer in the open market. We use any such proceeds for general corporate purposes.

Certain Legal Matters

The validity of the common stock offered by this prospectus has been passed upon for us by Dinsmore & Shohl LLP, Cincinnati, Ohio.

Experts

The consolidated financial statements and the related financial statement schedules incorporated in this Prospectus by reference from Cincinnati Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, and the effectiveness of Cincinnati Financial Corporation’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report (1) expresses an unqualified opinion on the consolidated financial statements and the related financial statement schedules and includes an explanatory paragraph relating to the company’s change in method of accounting for the recognition and presentation of other-than-temporary impairments in 2009, and (2) expresses an unqualified opinion on the effectiveness of internal control of financial reporting), which is incorporated herein by reference. Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses expected to be incurred by the company in connection with the offering described in this registration statement. All amounts are estimated, except for the SEC registration fee.

SEC registration fee

$ 0

Accountants’ fees and expenses

$ 9,500

Legal fees and expenses

$5,000

Printing

$ 500

Miscellaneous expenses

$ 1,000

Total

$ 16,000

Item 15. Indemnification of Directors and Officers.

Section 1701.13(E) of the Ohio Revised Code gives a corporation incorporated under the laws of Ohio authority to indemnify or agree to indemnify any person who is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, non-profit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by that person in connection with any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, to which the person was, is or may be made a party because of being or having been such director, officer or employee, provided, in connection with that position, that such person is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if that person had no reasonable cause to believe his or her conduct was unlawful, that, in the case of an action or suit by or in the right of the corporation, (i) no negligence or misconduct in the performance of duty to the corporation shall have been adjudged unless, and only to the extent that, a court determines, upon application, that, despite the adjudication of liability, but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity, and (ii) the action or suit is not one in which the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, which relates to unlawful loans, dividends and distributions of assets.

Section 1701.13(E) further provides that to the extent that such person has been successful on the merits or otherwise in defense of any such action, suit, or proceeding, or in defense of any claim, issue or matter therein, that person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with that role. Section 1701.13(E) further provides that unless at the time of a director’s act or omission, the articles of incorporation or the code of regulations of a corporation state by specific reference to Section 1701.13(E) that Section 1701.13(E) does not apply to the corporation, and unless the only liability asserted against a director is pursuant to Section 1701.95 of the Ohio Revised Code, expenses, including attorney’s fees, incurred by a director in defending such an action, suit or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director in which he or she agrees to (i) repay such amounts if it is proved by clear and convincing evidence in a court of competent jurisdiction that such director’s action, or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation and (ii) reasonably to cooperate with the corporation concerning said action, suit or proceeding. Section 1701.13(E) also provides that the indemnification permitted by that section shall not be exclusive, and shall be in addition to, any other rights that directors, officers or employees may have, including rights under insurance purchased by the corporation. Cincinnati Financial’s Articles of Incorporation provides for the indemnification of directors and officers of Cincinnati Financial to the fullest extent permitted by law.

The above is a general summary of certain provisions of Cincinnati Financial’s Articles of Incorporation and of the Ohio Revised Code and is subject in all respects to the specific and detailed provisions of Cincinnati Financial’s

Articles of Incorporation and the Ohio Revised Code. Cincinnati Financial maintains insurance policies insuring its directors and officers against certain obligations that may be incurred by them.

The Securities and Exchange Commission has taken the position that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted by a company to its directors and officers, such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Articles of Incorporation of Cincinnati Financial Corporation (incorporated by reference to Exhibit 3.1 by reference to the company’s 2010 Annual Report on Form 10-K filed February 25, 2011.

3.2

Regulations of Cincinnati Financial Corporation, as amended through May 1, 2010 (incorporated by reference to Exhibit 3.2 to the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010)

5	Opinion of Dinsmore & Shohl LLP (incorporated by reference to Exhibit 5 to the company’s Registration Statement on Form S-3 filed on November 18, 2011)
23(a)	Consent of Deloitte & Touche LLP (incorporated by reference to Exhibit 23 to the company’s Registration Statement on Form S-3 filed on November 18, 2011)
23(b)	Consent of Dinsmore & Shohl LLP (please see Exhibit 5)
3.1

Amended and Restated Articles of Incorporation of Cincinnati Financial Corporation (incorporated by reference to Exhibit 3.1 by reference to the company’s 2010 Annual Report on Form 10-K filed February 25, 2011.

Item 17. Undertakings.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)

Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to he the initial bona tide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant the foregoing provisions described above under Item 15 or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suitor proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of Ohio, on this 29th day of  November, 2011.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

CINCINNATI FINANCIAL CORPORATION

By: /s/ Steven J. Johnston

Steven J. Johnston

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steven J. Johnston
Steven J. Johnston	President and Chief Executive Officer; Director (Principal Executive Officer)	November 29, 2011

*/s/ Michael J. Sewell
Michael J. Sewell	Chief Financial Officer, Senior Vice President and Treasurer (Principal Financial Officer)	November 29, 2011

*/s/ Martin F. Hollenbeck
Martin F. Hollenbeck	Chief Investment Officer, Senior Vice President, Assistant Secretary, Assistant Treasurer (Principal Investment Officer)	November 29, 2011

*/s/ Eric N. Mathews
Eric N. Matthews	Vice President, Assistant Secretary, Assistant Treasurer (Principal Accounting Officer)	November 29, 2011

*/s/ Kenneth W. Stecher
Kenneth W. Stecher	Chairman of the Board; Director	November 29, 2011

*/s/ William F. Bahl
William F. Bahl	Director	November 29, 2011

*/s/ Gregory T. Bier
Gregory T. Bier	Director	November 29, 2011

*/s/ Linda W. Clement-Holmes
Linda W. Clement-Holmes	Director	November 29, 2011

*/s/ Kenneth C. Lichtendahl
Kenneth C. Lichtendahl	Director	November 29, 2011

*/s/ W. Rodney McMullen
W. Rodney McMullen	Director	November 29, 2011

*/s/ Gretchen W. Price
Gretchen W. Price	Director	November 29, 2011

*/s/ John J. Schiff, Jr.
John J. Schiff, Jr.	Director, Chairman of the Executive Committee	November 29, 2011
*/s/ Thomas R. Schiff
Thomas R. Schiff	Director	November 29, 2011

*/s/ Douglas S. Skidmore
Douglas S. Skidmore	Director	November 29, 2011

*/s/ John F. Steele, Jr.
John F. Steele, Jr.	Director	November 29, 2011

*/s/ Larry R. Webb
Larry R. Webb	Director	November 29, 2011

*/s/ E. Anthony Woods
E. Anthony Woods	Director	November 29, 2011

* By: /s/ Steven J. Johnston Steven J. Johnston, Attorney-in-fact

Exhibit Index

Exhibit Number	Description of Exhibit
3.1

Amended and Restated Articles of Incorporation of Cincinnati Financial Corporation (incorporated by reference to Exhibit 3.1 by reference to the company’s 2010 Annual Report on Form 10-K filed February 25, 2011.

3.2

Regulations of Cincinnati Financial Corporation, as amended through May 1, 2010 (incorporated by reference to Exhibit 3.2 to the company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2010)

5	Opinion of Dinsmore & Shohl LLP (incorporated by reference to Exhibit 5 to the company’s Registration Statement on Form S-3 filed on November 18, 2011)
23(a)	Consent of Deloitte & Touche LLP (incorporated by reference to Exhibit 23 to the company’s Registration Statement on Form S-3 filed on November 18, 2011)
23(b)	Consent of Dinsmore & Shohl LLP (please see Exhibit 5)